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                                                                    Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 3, 2000 (except as discussed in Note 21 with respect to the Company's proposed acquisition of ASI's packaging and test facilities and its investment in ASI, as to which the date is February 28, 2000, and the related proposed financing, as to which the date is March 16, 2000) and to all references to our report or to our Firm included in or made a part of this Current Report on Form 8-K; and to the incorporation of that report incorporated by reference into this Current Report on Form 8-K, into the Company's previously filed Form S-8 Registration Statements File Numbers 333-62891 and 333-86161.

/s/ ARTHUR ANDERSEN LLP
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Philadelphia, Pennsylvania
May 11, 2000